Exhibit 10.14

OPERATING AGREEMENT

OF

HEART LUNG INSTITUTE, LLC

This Operating Agreement (this “Agreement”) of The Heart Lung Institute, LLC (the “Company”) is entered into this 13th day of October 1998, by and between The Heart and Lung Research Foundation, a Utah nonprofit corporation (“Foundation”), and MedQuest Products, Inc., a Utah corporation, (“MedQuest”), The parties to this Agreement shall also be referred to individually as a “Member” and collectively as “Members.”

The Members hereby set forth the operating agreement of the Company upon the terms, and subject to the conditions, contained herein.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms set forth in this Article I shall have the following meanings:

“AAA” means the American Arbitration Association.

“Act” means the Utah Limited Liability Company Act.

“Affiliate” means any per directly or indirectly controlling, controlled by or under common control with another person. For the purposes of this definition only, the term (i) “control” (including the terms “controlled by” and “under common control with”) means the possession. direct or indirect, of the power to director cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contact or otherwise and (ii) “person” means any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

“Agreement” means this Operating Agreement of Heart Lung Institute, LLC.

“Assignee” means an entity in which a transfer of any Unit or Units which (i) with respect to the transferee of such Unit has not been substituted as a Member in accordance with Section 7.3 hereof and (ii) shall have only such rights with respect to such Unit or Units as are set forth in Section 7.4 hereof.

“Business” shall have the meaning given such term in Section 2.4.

“Capital Account” shall have the meaning provided in Section 6.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time or the corresponding provisions of any successor statute and, to the extent applicable, the Treasury Regulations.

“Company” means Heart Lung Institute, LLC a Utah limited liability company.

“Company Minimum Gain” shall have the ‘leaning ascribed to the term “Partnership Minimum Gain” in Treasury Regulation Section 1.704-2(d).

“Confidential Information” shall have the meaning given such term in Section 2.7 (a).

“Excluded Activities” mean those business activities and opportunities of each Member that are not subject to the restrictions or the noncompetition provision set forth in Section 2.6 hereof, as set forth on Exhibit B hereto (with respect to Foundation) and Exhibit C hereto (with respect to MedQuest), as such Exhibits may be amended from time to time.

“Exclusive License Agreement” or “Master License” shall mean the agreement that transfers the technologies from MedQuest to the Company in exchange for Company Units.

“Exclusive Sublicense Agreement” shall mean the agreement that transfers the exclusive license to the technologies to MedQuest for the research, development and commercialization of the technologies in exchange for a royalty payment to the Company.

“Foundation” means The Heart and Lung Research Foundation, a Utah nonprofit corporation.

“Foundation Manager” shall have the meaning given such term in Section 3.4(a).

“Included Activities” means those activities that the Company intends to engage in, which is the funding of the research, development, and commercialization of a magnetically suspended ventricular assist device and artificial heart, as described in patent applications numbered 08/850.156 Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method and 08/850.598 Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method and enhancements thereof which specifically utilize magnetically suspended impellers.

“Member Nonrecourse Debt” shall have the meaning ascribed to the term “Partner Nonrecourse Debt’ in Section 6.3(b).

“Member Nonrecourse Deductions” shall have the meaning given to such term in Section 6.3(d)

“MedQuest” means MedQuest Products, Inc., a Utah corporation.

“MedQuest Manager” shall have the meaning given such term in 3.4(a).

“Member or Members” shall have the meaning given such term in the preamble.

“Net Profits” and “Net Losses” mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed an the Company’s information tax return filed for federal income tax purposes.

“Notice of Purchase” shall have the meaning given such term in Section 8.2

“Research Contract” shall mean the annual approved agreement between the Company and MedQuest for the funding of the research, development and commercialization of the Included Technology. The procedure for submitting, reviewing, and approving the Research Contract shall be set forth in Licensing and Sublicensing Agreements executed simultaneously with this Operating Agreement.

“Securities Act” in the Securities Act of 1933, as amended.

“Tax Matter Partner” shall have the meaning given such term in Section 11.5

“Terminating Event” shall have the meaning given such term in Section 8.

“Terminating Member” shall have the meaning given such term in Section 8.1(c).

“Transfer” means any voluntary or involuntary sale, assignment, transfer, exchange, lease, mortgage, charge, hypothecation, pledge or other conveyance or encumbrance, including any transfer by operation of law or otherwise. “Transfer” of a Unit does not entitle the transferee of such Unit to become a Member until the requirements set forth in Section 7.3 hereof are satisfied.

“Treasury Regulations”  means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any Successor regulations.

“Unit” shall have the meaning provided in Section 4.1 hereof.

ARTICLE 2

ORGANIZATION

Section 2.1. Formation The Members hereby agree to the formation of the Company as a limited liability company pursuant to the Act, as is currently in effect and as may be amended from time to time. If there is a conflict between the provisions hereof and the Act, the provisions hereof shall control, unless the effect would be to expose any Member or Manager to a liability of any kind or nature.

Section 2.2 Name. The Company shall operate under the name “Heart Lung Institute, LLC” or such other name as the Board of Managers from time to time may determine.

Section 2.3. Principal Place of Business. The principal place or business of the Company shall be located at LDS Hospital, 8th Avenue & C Street, Salt Lake City, Utah 84143, or such other place of business as the Board of Managers from time to time may determine.

Section 2.4. Purposes. The Business of the Company shall be to:

(a) engage in the solicitation and consummation of securing the funds required to complete the research development, and commercialization associated with the Included Activities in Article 1;

(b) contract to complete the research, development, and commercialization associated with the Included Activities as defined in Article 1 (the parties understand and agree that such commercialization shall be performed by MedQuest);

(c) engage in other business activities approved by the unanimous vote of the Board of Managers; and

(d) do any and all other acts and things incidental to those described in clauses (a) and (b) of Section 2.4.

Section 2.5 Term  The Company shall commence as of the effective date of this Agreement and shall continue on into perpetuity, unless sooner terminated as set forth in Section 10.1 hereof.

Section 2.6. Covenant not to Compete.   The Members shall not, during the term of this Agreement, directly or indirectly (including by or through any entity that is an Affiliate of a Member), in any manner, invest in, or participate in the ownership, management, operation or control of, any entity engaged in an activity as described in the Included Activities contained in Article I; provided, however, that nothing in this Section 2.6 shall be construed to limit in any way the ability of the Foundation or MedQuest or any Affiliates thereof to continue to engage in Excluded Activities or the ability to raise additional funding for Included Activities applicable to such Member or such Affiliate. To the extent that any provision of this Section 2.6 shall be deemed by a court of competent jurisdiction to exceed time or geographic limits or other limitations imposed by applicable law, then such provision shall be deemed reformed to the maximum time or geographic or other (as the case may be) scope permitted by applicable law without affecting or rendering invalid or unenforceable the remaining terms and provisions of this Section 2.6.

Section 2.7. Confidential Information.

(a) Each Member recognizes that it will have access to information of a proprietary nature relating to the included Activities, including without limitation, documents, computer programs (whether or not completed or in use), operating manuals and similar materials that constitute nonmedical systems policies, procedures and methods of doing business developed thereby, administrative, advertising and marketing techniques, and other proprietary information (including information relating to financial matters) utilized thereby, all such information being referred to herein as Confidential Information. Each Member acknowledges and agrees that each Member has a proprietary interest in its own Confidential Information and that all such Confidential Information constitutes confidential and proprietary or trade secret property.

(b) Each Member agrees to hold Confidential Information in strictest confidence and to not disclose such Confidential Information or allow such Confidential Information to be disclosed, directly or indirectly, during and after the term of this Agreement to any person or entity other than to such Member’s own employees agents, consultants and Affiliates on a “need to know” basis except as:

(i) required in government filings or judicial, administrative or arbitration proceedings; or

(ii) otherwise required by law (including, without limitation, in response to a subpoena from a court or authorized governmental agency); or

(iii) needed to obtain additional funding to complete the research, development. and commercialization activities

(c) No Member shall use any Confidential Information of any other Member other than in connection with the Business of the Company.

(d) Confidential Information shall not include the information which at the time of disclosure or thereafter becomes part of the public domain through no act or omission of a Member.

Section 2.8. Expenses of the Company.   The responsibility for all expenses incurred to operate this company shall be determined by the Board of Managers.

ARTICLE 3

MANAGEMENT

Section 3.1. Management of Company Affairs.  Pursuant to the Act, the Company shall be managed by Managers, who shall perform their duties and responsibilities under the Act thereunder and who shall exercise the power delegated to them solely through their representation on the Board of Managers. No individual Manager shall, unless so directed by the Board of Managers, have authority, rights or responsibilities hereunder. Subject to the provisions of the Act and any limitations in this Agreement relating to actions required to be approved by the Members, all powers of the Company shall be exercised by or under authority of, and the Company’s property and affairs shall be controlled by the Board of Managers. The primary functions of the Board of Managers shall be to:

(a) establish policies for the direction and guidance of any committees established by the Board of Managers and any officers appointed by the Board of Managers; and

(b) to formulate the basic rules and regulations governing the operation and management of the Company. Nothing in this Agreement is intended to preclude Managers from acting in any other capacity outside of the Company, so long as acting in such other capacities does not constitute a Conflict of Interest with the Company.

The Managers shall devote such attention and business capacity to the affairs of the Company as may be reasonably necessary to fully perform their duties on the Board of Managers.

Section 3.2. Adoption of Annual Business Plans. Subject to the unanimous approval of the Board of Managers, any officers appointed by the Board of Managers shall be responsible during each year for the preparation of an annual business plan. This business plan shall be the guidelines for the activities of the Company during the Company’s next fiscal year.

Section 3.3 Member Actions

(a)           Annual Meetings.  An annual meeting of the Members shall be held at the date, time and place determined by the Board of Managers to review the prior years operations, to discuss operations for the coming year and to take up such other matters as may be properly raised at the meeting. Annual meetings of the Members may be held by conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.

(b)           Special Meetings.  Special meetings of the Members may be called by any member. The Chairperson of the Board of Managers may designate any place within or outside of Utah for any special meeting. Written or proper notice stating the place, day and hour of each special meeting and the purpose or purposes for which such meeting is called, shall be delivered to each Member not less than five (5) days nor more than 60 days prior to the meeting, in accordance with Section 12.5 hereof. Only those matters specified in such notice shall be discussed at such special meeting.  Special meetings of the Members may be held by conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another.

(c)           Action at Member Meetings.  Unless otherwise provided by law or this Agreement, the affirmative vote of Members (owning at least a majority of the Units) shall constitute the act of the Member at any meeting of the Members. At all meetings of members, a member may vote by proxy executed in writing by the Member or by the Members duly authorized agent in fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Each Unit shall be entitled to one vote upon any matter submitted to a vote at a meeting of Members. The presiding officer or any Member may demand that voting be by secret ballot.

(d)           Written Consent of Members .  Any act may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Members.

Section 3.4. Appointment of Board of Managers.

(a)           Number of Managers. The authorized number of Managers shall be five and can only be altered by unanimous consent of all Members. So long as Foundation shall be a Member, the Foundation shall be entitled to appoint three Managers to the Board of Managers (each such Manager being referred o herein as a “Foundation Manager”). So long as MedQuest shall be a Member, MedQuest shall be entitled to appoint two Managers to the Board of Managers (each such Manager being referred to herein as a “MedQuest Manager”).

(b)           Appointment and Removal of Managers.  Managers shall be appointed by written notice to the Board of Managers, by the Member entitled to appoint such Manager, to hold office for an indefinite term. Any Manager nay be removed at any time, with or without cause, from the Board of Managers by the Member that appointed such Manager.

(c) Vacancies

(i)            Any vacancy in the Board of Managers shall be filled as directed by the Member who appointed the Manager whose vacancy is being filled. A vacancy or vacancies in the Board of Managers shall be deemed to exist:

(a) in the event or the death resignation or removal of a Manager, or

(b) if the Board of Managers by resolution declares vacant the office of a Manager who has been declared of unsound mind by an order of court or convicted of a felony or

(c) if the authorized number of Managers shall be increased.

(ii)           Any Manager may resign effective upon giving written notice to all of the Managers (unless the notice specifies a later time for such resignation to become effective). The Board of Managers shall provide a copy of such notice to all Members. If the resignation of a Manager is to be effective at a time subsequent to the receipt of such notice, a successor may be appointed prior to the effective date of the notice, to take office upon the effective date of such notice. Resignation as a Manager shall also constitute resignation as a member of all committees, if any, appointed by the Board of Managers.

Section 3.5. Meetings of the Board of Managers.

(a)           General.    Regular meetings of the Board of Managers may be held at any place in Salt Lake City (or at such other place as may be agreed to by all the Managers) as is designated in the notice thereof (or, if not so designated in such notice or there is no such notice, as designated by prior resolution of the Board of Managers). In the absence of such a designation, such regular meetings shall be held at the principal executive office of the Company. Special meetings of the Board of Managers shall be held at any place in the Salt Lake City (or at such other place as may be agreed to by all the Managers) as is designated in the notice thereof (or, if not so designated in such notice, at the principal executive office of the Company).  Any meeting, regular or special, may be held by conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another, and all such Managers shall be deemed to be present in person at such meeting for all purposes (including determining whether a quorum exists).

(b)           Regular Meetings.    Regular meetings of the Board of Managers shall be held at such times as set forth in the notice thereof (or, if not so stated in such notice or there is no such notice, as designated by prior resolution of the Board of Managers).

(c)           Special Meetings.   Special meetings of the Board of Managers for any purpose or purposes may be called at any time by any Manager. Notice of (the time and place and purpose of each special meeting of the Board of Managers shall be provided to each Manager not less than five (5) days nor more than 60 days prior to such meeting, in accordance with section 12.5 hereof.

(d)           Quorum.   The presence at a meeting of the Board of Managers of at least one Foundation Manager and one MedQuest Manager shall be necessary for a quorum to transact business at such meeting.  Every action taken or decision made by a majority of the Managers present at a meeting of the Board of Managers duly held and at which such a quorum is present shall be regarded as the act of the Board of Managers. Each Manager shall have the right to authorize another Manager to act for such Manager at a meeting of the Board of Managers by a written proxy signed by such Manager and filed with the secretary prior to such meeting. A meeting of the Board of Managers at which a quorum is initially present may not continue to transact business in the event that the withdrawal of one or more Managers from such meeting results in a quorum no longer existing as described in this Section 3.5 (d).

(e)           Waiver of Notice.   Notice of a meeting of the Board of Managers need not be given to any Manager who;

(i) signs a waiver of such notice or a written consent to the holding of such meeting or an approval of the minutes thereof (whether prior to or after such meeting) or

(ii) attends such meeting without protesting, prior to or at the commencement of such meeting, the lack of notice to such Manager, or

(iii) If a protest occurs, then the proposed meeting of the Board of Managers shall be rescheduled per notice as described in Section 3.5 (c).  All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of such meeting.

(f)            Adjournment.   A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting of the Board of Managers to another time and place. Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if such time and place are fixed at such meeting adjourned; provided, however, that if such meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of such adjournment.

(g)           Action Without Meeting.   Any action required or permitted to be taken by the Board of Managers may be taken without a meeting, if all Managers to the Board of Managers consent in writing to such action. Such action by unanimous written consent shall have the same force and effect as a unanimous vote of the Board of Managers. Any such written consent or consents shall be filed with the minutes of the proceedings of the Board of Managers.

(h)           Fees and Compensation.   Managers and members of committees of the Board of Managers shall not receive compensation of their services from the Company. If Board of Managers calls a meeting outside of Salt Lake City and attendance to that meeting is mandatory, each Manager will be reimbursed for reasonable travel expenses to attend said meeting. Managers may receive fair and reasonable compensation for services rendered in a capacity other than as a Manager to the Board of Managers or a member of a committee thereof.

(i)            Unanimous Vote Required.   Notwithstanding any other provision contained herein, no action shall be taken, sum expended or obligation incurred by the Company, or by the Board of Managers on behalf of the Company, with respect to any of the following matters, unless such action shall have been approved by the unanimous vote of the Board of Managers

(i) The admission of additional Members and matters relating to additional Members arising under this Agreement, except for the conditions that may apply in Section 10.3 in which additional Member may be added by majority vote

(ii) Any voluntary transfer of a direct interest in the Company

(iii) Any guaranty by the Company (or obligation that in economic effect, is substantially equivalent to a guaranty).

(iv) pledging, mortgaging, or granting security interest in the property or assets of the Company:

(v) The appointment of the Company to perform such duties and carry out such responsibilities as the Board of Managers shall determine:

(vi) Liquidation or dissolution of the Company as provided in Article 10 hereof;

(vii) Merger, consolidation or combination of the Company with another entity;

(viii) Sale, assignment, exchange lease, pledge or otherwise transfer or dispose of all or substantially all of the Company’s assets;

(ix) A Member withdrawal or resignation from the Company prior to the dissolution and liquidation of the Company.

Section 3.6. Officers.  The Board of Managers may delegate their management responsibility but not their Board of Managers voting rights, to Company officers as follows:

(a)           Officers of the Company.   The Board of Managers shall have the right, but not the obligation to appoint executive officers of the Company including but not limited to a President, a Treasurer, and/or a Secretary. The Board of Managers may appoint such other officers as it deems necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Managers.

(b)           Elections and Term of Office.   Each officer shall be appointed by the Board of Managers. Each officer shall hold office until a successor shall have been elected or until death or until such officer shall resign or shall have been removed in the manner hereinafter provided.

(c)           Removal.   Any officer or agent of the Company nay be removed by the Board of Managers whenever in its judgment the best interests of the Company would be served thereby.

(d)           Vacancies.   A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Managers.

(e)           Officers Compensation.   Officers compensation, if any, must be approved by the Board of Managers.

ARTICLE 4

ADMISSIONS AND CAPITAL CONTRIBUTIONS

Section 4.1 Capital.     The capital of the Company shall be divided into units (referred to herein individually as a “Unit” and collectively as “Units”) which shall not be evidenced by certificates issued by the Company. The total equity ownership interest in the Company shall consist of 100 Units, ninety-nine (99) Units of which shall be issued to the Foundation and One (1) Unit which shall be issued to MedQuest.

Section 4.2. Contributions.

(a) Foundation Contributions.   Prior to August 1, 1998, the Foundation has made monetary contributions in the amount of $942,053, of which $830,153 has been paid to MedQuest and $111,900 has been paid directly to the University of Virginia gift account.  It is the intent of the Foundation to contribute up to an additional $2,057,947 to the Company.  It is intended that a portion of the funding will be allocated to the Utah Artificial Heart Program under a separate agreement subject to approval by the Board of Managers.  The Foundation also agrees to use reasonable efforts to raise additional funds to contribute to the Company. MedQuest is not obligated to accept any contributions. It is intended that any such additional contributions shall be made according to the Proposed Budget Estimate shown in Exhibit D, Table I. The Foundation shall have the right, but not the obligation, to contribute additional amounts to the Company, but only with the consent of all of the Board of Managers.

(b)           In the event the purposes of this Agreement as stated in Section 2.4 and in Section 4.2 are impossible for the Foundation to achieve, the Members agree to unwind this Operating Agreement according to Subsections 4.4 below. The Members also agree to unwind this Operating Agreement according to Subsections 4.4 below if it is determined by the IRS, or it is the opinion or nationally recognized tax counsel, that this Operating Agreement or its continuation would, more likely than not, constitute a potential threat to the tax-exempt status of the Foundation.

(c)           MedQuest Contribution.   Simultaneously with the formation of the Company, MedQuest shall transfer and contribute to the Company the intellectual properly rights described in the “Exclusive License Agreement”, a copy of which is attached as Exhibit A.  Simultaneously with the execution of the Exclusive License Agreement, the Company shall execute an “Exclusive Sublicense Agreement” for the transfer of research, development and commercialization rights to MedQuest, a copy of which is attached to the Exclusive License Agreement.

Section 4.3. Transfer of Technology.  It is the understanding of the parties that the commercialization of the technologies will require additional investor funds, it may be required by the investors to have technology ownership reside in the commercialization entity, MedQuest. If the conditions of the investment require this technology transfer of ownership, the Board of Managers will not unreasonably withhold the approval of such transfer to consummate the investment, provided that such proposed transfer would not be consummated if it is determined by the IRS or it is the opinion of nationally-recognized tax counsel that the terms and conditions of the proposed technology transfer would jeopardize the tax-exempt status of the Foundation or compromise the intent of this Operating Agreement.

Section 4.4 Impossibility of Purpose

(a)           Upon the determination by majority vote of the Board of Managers that the purposes of the Company as specified in Section 2.4, Section 4.2 and/or Section 10.1 cannot be achieved or are the desire of the Board, the following shall occur:

(i) The Company shall return to MedQuest the technologies identified in the Exclusive License Agreements as set faith in Exhibit A hereto and shall relinquish all claims to the Licensed Technology as defined in the Exclusive License Agreement and Exclusive Sublicense Agreement in Exhibit A. Then the Exclusive License and Sublicense Agreements shall be null and void.

(ii) MedQuest shall return to Foundation its Unit ownership in the Company.

(iii) Upon the completion of items (a)(i) and (a)(ii) of Section 4.4 the royalty payments as described in the Exclusive Sublicense Agreement shall be paid by MedQuest directly to the Foundation per the Table in the Exclusive Sublicense Agreement.

(iv) The Company shall then be liquidated under Section 10.

ARTICLE 5

DISTRIBUTIONS

Subject to applicable law and any limitations contained elsewhere in this Agreement, the Company from time to time may make distributions as the Board of Managers shall determine. Distributions shall be made among the Members in proportion to such Member Units.

ARTICLE 6

ALLOCATIONS

Section 6.1. Capital Accounts.   The Company shall establish an individual monetary capital account (“Capital Account”) for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-I (b)(2)(iv).

Section 6.2. Allocations of Net Profit and Net Loss.

(a) Net Loss. Net Loss shall be allocated to the Members in proportion to the respective number of Units held by each Member.

(b) Net Profit. Net Profit shall be allocated to the Members in proportion to the respective number of Units held by each Member.

Section 6.3 Special Allocations.   Notwithstanding Section 6.2,

(a)           Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and if necessary, in subsequent fiscal years) in an amount equal to the portion of such Members share of the net decrease in Company Minimum Gain that is allocable to decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  Allocations pursuant to this Section 6.3 (a) shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.3 (a).  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 6.3 (a) is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2 (f) and shall be interpreted consistently therewith.

(b) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.   If there is a net decrease in Company Minimum Gain attributable to a Member’s Nonrecourse Debt, during any fiscal year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).  Allocations pursuant to this Section 6.3 (b) shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.3 (a). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 6.3 (b) is intended to comply with the minimum gain chargeback requirement contained in treasury Regulation Section 1 .704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Nonrecourse Deductions.   Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(l) for any fiscal year or other period shall be specifically allocated to the Members in proportion, to the number of Units held by each Member.

(d)           Member Nonrecourse Deductions.   Those items of Company loss, deduction or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(I).

(e)           Qualified Income Offset.   If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Members Capital Account in excess of such Members share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.3 (e) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 6 so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 6.3 (e), to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article 6 if such unexpected adjustments, allocations, or distributions had not occurred.

Section 6.4. Code Section 704 (c) Allocations.   Notwithstanding any other provision in this - Article 6, in accordance with Code Section 704 (c) and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property of the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes. As such, they shall not affect, or in any way be taken into account in computing, a Members Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

ARTICLE 7

TRANSFERS OF MEMBERSHIP INTERESTS

Section 7.1 Restrictions on Transfer.  Subject to the terms and conditions of Section 7.4 no Member may transfer any of its Units or enter into any agreement as a result of which all Assignee may obtain Units held by such Member unless the transfer or assignment of Units in the Company meets the terms and conditions of this Agreement.

Section 7.2. Limitations on Rights of Assignees.   The Transfer of Units in the Company shall be, and Assignee shall acquire any Transferred Units in the Company, subject to all of the terms and conditions of this Agreement. A Transfer of any Unit in the Company shall not relieve the Transferring Member of its duties and obligations to the Company unless all the Members agree in writing to release the Transferring Member therefrom.

Section 7.3. Admission of Transferees as Members.   In the case of any Transfer of a Unit other than to another Member, the transferee of such Unit shall be admitted as a Member only upon

(a) the unanimous consent of the Board of Managers, and

(i) by the Member with an amendment to this Agreement,

(ii) by the Company and such transferee in a transfer Agreement, that will be completed by an officer or member of the Board of Managers.

(iii) the execution of and delivery by such transferee of all such assumption, guarantee and other agreements as may be necessary or appropriate in the judgment of the Board of Managers to put such transferee in the same position (pro rata, in accordance with the number of Units held thereby) with respect to the Company as the existing Members (other than as otherwise specifically contemplated by this Agreement). Such transferee shall be treated as the owner of any such Transferred Unit, for the purpose of allocating income, gains, deductions, credits and losses of the Company, on the date upon which the conditions precedent to admission as a Member of the Company, set forth in this Section 7.3, have been satisfied.

Section 7.4. Rights of Assignees.   An Assignee shall not be entitled to participate in or interfere with the management of the Company’s affairs (including by means of voting), receive any information relating to transactions effected by the Company or inspect Company’s books or records. Such Assignee shall merely be entitled to receive, in accordance with the terms of the Transfer of Units to such Assignee, the distributions to which the Transferring Member otherwise would have been entitled in respect to such Units. The original transferring Member retains voting rights unless changed by the unanimous vote of the Board of Managers.

Section 7.5. Securities Law Transfer Restrictions.   All Members acknowledge that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on certain exemptions afforded thereunder. Notwithstanding anything contained herein to the contrary, the Members hereby agree that Units shall be not transferable and nonassignable, except in compliance with the registration provisions of the Securities Act or pursuant to an exemption or exemptions therefrom and in compliance with applicable state securities laws and rules and regulations promulgated thereunder, and that any attempted or purported Transfer or assignment in contravention thereof shall be void and of no effect. Accordingly, as a condition precedent to any Transfer of Units, the Board of Managers may require the Transferring Member to obtain and provide to the Board of Managers an opinion of counsel, reasonably satisfactory to the Board of Managers, that such assignment or Transfer will be made in compliance with the registration provisions of the Securities Act or exemption therefrom, and in compliance with applicable state securities laws and rules and regulations promulgated thereunder.

Section 7.6. Resignation of Member   No Member can resign without the approval of all Manager.

ARTICLE 8

PURCHASE OF UNITS ON THE OCCURRENCE OF CERTAIN EVENTS; RIGHT OF FIRST REFUSAL

Section 8.1. Grant of Option. Each Member hereby grants to the other Member the option to purchase, on the terms and conditions set forth in this Article 8, all of the Units held by such Member upon:

(a) The Bankruptcy of such Member;

(b) The violation by such Member or any shareholders, members or partners of such Member of Sections 2.6 or 2.7 hereof; or

(c) The gift, distribution, dividend, transferor other assignment of (in its by such Member in contravention of this Agreement. (Each of the events referred to in clauses (a) through (c) of this Section 3.1 shall hereinafter be referred to as a “Terminating Event” and any such Member to which any of such clauses apply is referred to herein as a “Terminating Member”.)

Section 8.2. Exercise of Option.   Exercise of the option granted in Section 8.1 hereof shall be effected by written notice (referred to herein as the “Article 8 Notice of Purchase”) to the Terminating Member or the Terminating Members authorized Manager or successor. In order to exercise such option, the Board of Managers must exercise such option within 60 days after receipt thereby or by its designee of actual notice of the Terminating Event.

Section 8.3. Purchase Price. At the purchasing Member’s option, the purchase price for the Terminating Member’s Units shall equal either:

(a) the amount by which ((1) exceeds (2), where (1) equals the distribution such Terminating Member would have received under Article 8 hereof, had all of the Company’s property been sold at such property’s book value by the Company on the last day of the month in which the Terminating Event occurred, and where (2) equals the Terminating Members pro rata share of the debts and liabilities (including, without limitation, reasonable reserves for contingent liabilities) of the Company existing as of such date; or

(b) the most recent unit sales price or a prior transaction if one has occurred.

Section 8.4. Payment of Option Price. Within 60 days after providing an Article 8 Notice of Purchase under Section 8.2 hereof (or such later date as may be agreed upon by the Board of Managers and the Terminating Member), the Board of Managers shall allow to be paid the amount owed to the Terminating Member either in:

(a) cash in an amount equal to the total purchase price to be paid for all of the Terminating Members Units or

(b) cash equal to an amount representing not less than 10 percent of the total purchase price to be paid or all of the Terminating Member’s Units, together with a promissory note for the balance of such purchase price,

(i) providing for at least equal annual payments of principal over a period not to exceed five years from the date of delivery thereof and

(ii) bearing interest at a rate equal to the lesser of the prime ending rate of First Security Bank or any successor entity plus two percent or the maximum rate permitted by law, compounded annually, and payable annually together with one-fifth of the principal amount.

Section 8.5. Right of First Refusal.   If a Member receives a bona fide written offer from a third party to purchase its Units and the Member is willing to sell its Units on the terms of such offer, the selling Member must give notice of such offer and allow any other Member the First Right of Refusal to purchase the Units to be transferred on the exact terms and conditions set forth in the third party written offer. The notice must specify the price and payment terms and indicate a closing date within 60 days after the date the notice is delivered. The selling Member cannot sell its interest to the potential third party buyer or to any other buyer on terms that differ in any way from the exact terms that were offered to the non-selling Member.

(a) The purchasing Member must exercise its right to purchase the Units by giving written notice to the selling Member or the selling Member’s successor in interest (the Seller”) within 30 days of the date of the receipt of notice.

(b) The price of the Units to be sold shall be an amount equal to the price offered for such Units by the third party. The Board of Managers must approve the transaction price.

(c) Payment Terms.   The purchasing Member shall pay the purchase price in cash at the closing.  If the purchase price is payable on a deferred basis, the purchasing Member shall execute a promissory note in the principal amount of the purchase price having the same payment terms as set forth in the selling Member’s notice.  If the purchase price is payable other than in cash, then, unless the parties otherwise agree, the cash value of the purchase price shall be determined by arbitration and such cash value shall be paid to the selling Member at the closing.

8.6 Only One Remaining Member.   If, as a result of the exercise of the option granted in Section 8.1 hereof, there remains only one Member then, after the payment of the purchase price as provided in Section 8.4 hereof, the remaining Member will determine whether the Company will continue in operation or will be Liquidated in accordance with Article 10 hereof.

ARTICLE 9

LIABILITY OF MEMBERS; INDEMNIFICATION

Section 9.1. Liability of Members.   The Members are not liable for any obligation of the Company (whether arising in contract, tort or otherwise) solely by reason of being a Member of the Company.

Section: 9.2. Indemnification.

(a) Any person or entity who was or is threatened to be made a party to any threatened, pending or completed action, suitor proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) solely by reason of the fact that such person or entity is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another corporation, company, joint venture, trust or other enterprise (sometimes referred to herein as an “Indemnified Party”), shall be indemnified by the Company against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, suitor proceeding if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding. had reasonable cause to believe such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding. had no reasonable cause to believe such Indemnified Party’s conduct was unlawful; provided, however that

(i) the term nation of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnified Party did not act in good faith and in a manner which such Indemnified Party) reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that such Indemnified Party had reasonable cause to believe that such Indemnified Party conduct was unlawful and

(ii) no such indemnification shall be made ill respect of any claim, issue or matter as to which such Indemnified Party shall have been adjudged to be liable for negligence or misconduct in the performance of such Indemnified Party’s duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to such indemnification.

(b) Any indemnification under clause (a) of this Section 9.2 (unless ordered by court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification if an Indemnified Party is proper under the circumstances, based on the applicable standard of conduct set forth in such clause (a). Such determination shall be made by the majority vote of the Board of Managers.

(c) Expenses incurred by any Indemnified Party in defending a civil or criminal action, suitor proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Members in the specific case upon receipt of an undertaking by or on behalf of such Indemnified Party to repay the amount of any such expenses so advanced unless it shall ultimately be determined that such Indemnified Party is entitled to be indemnified by the Company as authorized in this Section 9.2.

(d) The indemnification pursuant to this Section 9.2 shall not be deemed exclusive of any other rights to which persons or entities seeking indemnification may be entitled under any other agreement or otherwise.

ARTICLE 10

DISSOLUTION AND LIQUIDATION

Section 10.1 Dissolution.   The Company shall be dissolved upon the unanimous agreement of the Board of Managers

Section 10.2. Liquidation.   In the event of the dissolution of the company, the Board of Managers shall commence to wind down the affairs of the Company. The assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order:

(a) Transfer and return of technologies as provided in Article 4.4

(b) Payment of any debts or obligations to third parties or the creation of any related reserves as may be necessary.

(c) Payment of any debts or obligations to any Members,

(d) Distribution to Members as provided in Article 5

Section 10.3 Research, Development and Commercialization Responsibility. It is the intent of this Agreement to have MedQuest complete the research, development and commercialization of the Included Activities in Article 1 except under the following conditions

(a) MedQuest files Chapter 7 bankruptcy,

(b) MedQuest violates any of the terms of section 2.6 and 2.7 of this Agreement.

(c) The Principal Investigator, specifically, Dr. James Long, and/or principals of the project whose leaving could adversely affect the project viability, leave the project and MedQuest is unable to find, in a timely manner, a qualified replacement that meets the standards approved by the Board of Managers. Any replacement for Dr. Long, and/or other principals must have majority approval of the Board of Managers.

(d) MedQuest has persistent failures in reaching the goals and milestones established in the annual Research Contract and MedQuest’s performance fails to meet standards established by the Board of Managers as donned in the development of each year’s annual plan, which shall be consistent with industry standards. If the Company can no longer participate in the funding agreed upon in the annual Research Contract, they must give MedQuest six (6) months notice so that MedQuest can obtain other funding to complete the Research Contract.

(i) Failure to meet goals and milestones, as defined in the annual plan(s), would not constitute a failure under (d) above, if such failure were caused by such things as;

a) Acts of God,

b) Conditions of war,

c) Unanticipated regulatory changes

d) Failure of the Company to raise the funds required to accomplish the performance expected as approved in the annual Research Contract,

(e) MedQuest fails to remedy specific deficiencies noted by the Board of Managers in a timely and reasonable manner that are consistent with industry standards.

(f) In the event that either (a), (b), (c) (d) or (e) above occur, then the Board of Managers by majority approval may select another party to complete the research, development, and/or commercialization of the Included Activities in Article 1 under the following terms:

(i) MedQuest shall return to the Company its ownership Units;

(ii) The Company will retain technology license rights; and

(iii) The Company in return will pay MedQuest a royalty rate equal to the greater of two percent (2%) or the average of the obligations of MedQuest to the University of Utah and the University of Virginia, not to exceed three percent (3%). In addition, the Company shall pay to MedQuest a royalty rate equal to the royalty payments due from MedQuest to the University of Utah and the University of Virginia, which MedQuest shall promptly pay to the University of Utah and the University of Virginia and shall require those institutions to verify receipt of the same to the Company.

ARTICLE 11

BOOKS AND RECORDS, ACCOUNTING

Section 11.1 Records The President or other designee of the Board of Managers shall keep at the Company’s principal place of business the following Company documents:

(a) A current list of the full name and last known business or address of each member of the Board of Managers, of each officer and of each Member together with the contribution and the number of Units of each Member;

(b) A copy of the Articles of Organization, Board of Manager minutes, amendments, and resolutions of the Company and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed;

(c) Copies of the Company’s federal, state and local income tax information returns and reports (if any) or the six most recent tax years of the Company (or such lesser number of years as the Company shall have been in existence);

(d) Copies of the original of this Agreement and all exhibits and all amendments thereto;

(e) Financial statements of the Company for the six most recent fiscal years of the Company (or such lesser number of years as the Company shall have been in existence); and

(f) The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past three fiscal years (or such lesser number of years as the Company shall have been in existence).

Section 11.2 Inspection – Financial Reports

(a)           Upon the request of a Member, the President s promptly deliver to the requesting Member, at the expense of he Company, a copy of the information required to be maintained by Sections 11.1, hereof.

(b)           Each Member has the right, upon reasonable request to obtain at the Company’s expense, from the President, promptly upon availability, a copy of the Company’s federal, state and local income tax or information returns for each year.

(c)           The President, at the Company’s expense, shall promptly furnish to a Member a copy of any amendment to this Agreement executed by the Members, Board of Managers or an officer of the Company.

(d)           The President, at the Company’s expense, shall send to each Member within 60 days after the end of each taxable year the information necessary for the Member to complete that Member’s federal and state income tax or information returns, and there shall be included with such information a copy of the Company’s federal, state and local income tax or information returns for the year.

Section 11.3 Federal Income Tax Elections.   All elections required or permitted to be made by the Company under the Code shall be made by the Board of Managers with the approval of the members.

Section 11.4 Election to Adjust Basis.   In the event of a distribution of property to a Member or the transfer of an interest in the Company by sale, exchange or disposition, the Board of Managers may, in its sole discretion, cause the Company to file an election under Section 754 of the Code in accordance with the regulations issued thereunder to adjust the basis of Company property in the manner provided for in Sections 734 and 743w of the Code.

Section 11.5 Tax Matters Partner.   The Foundation is hereby designated as the “Tax Matters Partner” (as defined in Code Section 6231) to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.

Article 12

MISCELLANEOUS PROVISIONS

Section 12.1 Mediation and Arbitration.

(a) Mediation.       In the event a dispute arises out of or relates to this Agreement, the parties hereto agree first to try in good faith to settle such dispute through non-binding mediation under the commercial Mediation Rules of American Arbitration

Association (the “AAA”). The parties will jointly assign a mutually acceptable mediator, seeking assistance in such regard from AAA if they have been unable to agree upon such appointment within 20 days from the conclusion of informal negotiations with respect to such dispute. The parties agree to participate in such mediation for a period of 30 days. The cost of such mediation, including fees and expenses, shall be borne by the parties.

(b) Arbitration. If there remains any unresolved dispute arising out of or relating to this Agreement after the parties hereto shall have participated in mediation as provided in clause (a) of this Section 12.1, such remaining controversy or claims shall be submitted to a disinterested third party arbitrator which shall be:

(i) selected by mutual agreement of the Members or

(ii) in the event the Members do not reach such an agreement regarding the selection of such arbitrator after a 60-day period for good-faith negotiations has expired, then the AAA will appoint one within 30 days of such expired period. The arbitrator thus selected or appointed shall conduct the arbitration pursuant to the then current rules of the AAA.  The arbitrator shall be governed by the provisions of this Agreement. The decision of the arbitrator shall be shared equally between the Members, and each Member shall bear its own costs and attorney’s fees in any arbitration proceeding. The award of the arbitrator shall be final and may be enforced in a court having jurisdiction thereover.

(c) Waiver of Partition.   Each Member hereby waives and renounces any right to seek a court decree of dissolution or partition or to seek the appointment by a court of a liquidator for the Company. Dissolution and liquidation are described in Article 10 this Agreement.

(d) Right to Distribution in Kind.   The Members shall have no right to demand or receive any part property upon dissolution and liquidation of the Company pursuant to Article 10 hereof or to demand the return of their capital contributions to the Company. The Property to be received by any Member upon such dissolution and/or liquidation of the Company shall be determined by the Board of Managers except as otherwise presented in this Agreement or the Exclusive License or Exclusive Sublicense Agreements.

Section 12.2 Integrated Agreement.   This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements, understandings and negotiations of the parties, whether written or oral.

Section 12.3. Binding Agreement.   This Agreement shall be binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.

Section 12.4. Governing Law.   Except as otherwise specifically provided, this agreement and all questions arising hereunder shall be determined in accordance with the laws of the State of Utah.

Section 12. 5. Notices.   All notices, offers and acceptances and other communications hereunder shall be in writing and shall be delivered in person, by telecopy (with confirmation) or by overnight delivery service (with receipt), or shall be deposited in the United States mail (postage prepaid) by certified or registered mail (return receipt requested) to

(a) in the case of any such communication to a Member, the address for such Member set forth in Exhibit E attached or at such other place as such Member may designate by written notice to the Company and the other Member or Members or

(b) in the case or any such communication to a Manager, the address of such Manager appearing on the books of the Company or provided by such Manager to the Company for the purpose of receipt of notices.

A notice shall be deemed received:

(i) if by personal delivery, on the date delivered,

(ii) if by telecopy. on the date confirmed,

(iii) if by overnight delivery service, on the date delivered and

(iv) if by mail, three days after mailing.

Section 12.6. Counterparts This Agreement may be executed in multiple counterparts.

ARTICLE 13

AMENDMENTS

This Agreement may be amended by unanimous approval by the Members from time to time by a written instrument signed by the Company and all of the Members. The President shall amend Schedule F attached hereto to reflect admissions and withdrawals of Members, Transfers of Units, capital contributions (including tax basis and agreed-upon value) and any repurchase by the Company of Units.

Each of the Members has caused this Agreement to be executed as of the date first written above.

THE HEART AND LUNG RESEARCH FOUNDATION		MEDQUEST PRODUCTS, INC.

BY:	Johan Crawford	By:	Pratap Khanwilkar

Name: Johan Crawford		Name: Pratap Khanwilkar

Title: President of Chairman of Board		Title: President

Exhibit A

EXCLUSIVE LICENSE AND EXCLUSIVE SUBLICENSE AGREEMENTS

EXCLUSIVE LICENSE AGREEMENT

Between

MedQuest as Licensor and the Heart Lung Institute as Licensee

This Exclusive License Agreement (Agreement) made and entered into this              day of October, 1998, is by and between MedQuest Products, Inc. (hereinafter “MedQuest”), having a principal place of business at 825 North 300, Suite #107, Salt Lake City, Utah 84103 and The Heart Lung Institute (LLC) (hereinafter ‘Licensee’) having a principal place of business at 8th Avenue and C Street, Salt Lake City, Utah 84143.

Recitals

A.            MedQuest is the owner of certain technology and patent rights, as described below; and

B.            MedQuest is willing to grant to Licensee an exclusive, worldwide right and license to use such technology and patent rights subject to the terms and conditions set forth herein; and

C.            Licensee desires to obtain such license to use technology and patent rights upon such term and conditions.

NOW THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby expressly agree as follows:

Agreement Terms

1.             Definitions

1.1           The term “Licensed Technology” shall mean all technology, technical - data, trade secrets, inventions (whether patentable or not), designs, devices, models, know-how and other confidential and proprietary information relating to magnetically suspended ventricular assist device (VADs) and the artificial heart (TAH), including all rights arising under patent, copyright, trademark, trade secret, and contract laws relating thereto during the term of this Agreement.

1.2           The term “Patent Rights” shall mean any rights in applications for -United States patents, applications for foreign patents, any patents granted on United States or foreign applications, and any continuations, continuations-in-part, divisions, or reissues relating to the Licensed Technology, including patent application number 08/850,156 entitled “Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method” and patent application number 08/850,598 entitled “Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method”, and enhancements thereof which specifically relate to magnetically suspended impellers.

1.3           The term “Field” shall mean the use of magnetically suspended impeller VADs and TAH technologies directed toward treatment of heart disease.

1.4           The term “Master License” shall mean this Exclusive License Agreement which transfers the technologies from MedQuest to the Licensee in exchange for Licensee Units.

1.5           The term “Research Contract” shall mean the annual approved agreement between the Licensee and MedQuest for the funding of the research, development and commercialization of the products incorporating Licensed Technology.

2.             Grant of License

MedQuest hereby grants to Licensee, and Licensee hereby accepts from MedQuest, upon the terms and conditions set forth in this Agreement, an exclusive right and license with the right to sublicense, make, use, sell, offer to sell, import, and export, the Licensed Technology and Patent Rights and to provide funding to further the research, development and commercialization of the Licensed Technology and the Patent Rights in the Field.

3.             Licensee Funding Obligation and Engagement of MedQuest to Perform R&D

3.1           A proposed Research Contract will be submitted by MedQuest to the Licensee by June 1st of each year that it is applicable and the Licensee will review for approval said Research Contract by June 15th of that year to allow for disbursement of funds to begin by January 1st of the next calendar year. For the year 1998, the Research Contract for the next fifteen month period will be submitted by MedQuest to HLI by October 22, 1998 for review. Upon HLI’s approval of Research Contract, HLI will allow for the disbursement of funds for the fourth quarter (4th) by November 5, 1998.

3.2           Licensee intends to make available a minimum of $3,000,000 and intends to fund further research, development, and commercialization of the Licensed Technology and shall engage MedQuest to provide such research and development activities, pursuant to the terms of a Sponsored Research Contract which will be prepared by MedQuest and subject to the approval annually by the Licensee. Pursuant to the terms of the Research Contract, Licensee intends to provide to MedQuest the designated funds already raised and any additional funds raised for this purpose up to a maximum contemplated amount of $56,000,000 to fund the research, development, and commercialization activities contemplated on Licensed Technology. MedQuest is not obligated to accept any additional contributions above the funds already paid to MedQuest.

3.3           The Licensee is not obligated to fund the entire fifty-six million dollars.

3.4           In consideration for such payments, MedQuest will provide such specific technology research, development, commercialization, management, marketing and sales activities described in the Research Contract or otherwise agreed upon by the parties.

3.5           The results of the research and development activities pursuant to the Research Contract including inventions and innovations applicable to the exploitation of the Licensed Technology in the Field, shall be owned by MedQuest, and any associated entity that participates in the development, and Licensed to Licensee pursuant to the terms of this Agreement.

3.6           The proposed budget for the funding advances to be made from Licensee to MedQuest and the nature of the services associated with such payments are presented in the Table 1 below, and will be detailed annually in the Research Contract. It is understood and agreed that Licensee may fund the budget only to the extent of the funds it actually raises for this purpose, and only as agreed to in the approved Research Contract.

3.7           Funding amounts will be advanced or disbursed to MedQuest in increments on a quarterly basis or as needed and requested by MedQuest for project work completed or to be performed by MedQuest and its associates pursuant to the terms of the Research Contract and consistent with the annual budgets submitted by MedQuest. MedQuest will submit quarterly reports to Licensee by the 20th of the following month after the end of each calendar quarter during the term of the Agreement. It is currently anticipated and estimated that advances will be made in the amounts and for the purposes referenced in Table 1 below.

3.8           Disbursements from Licensee to MedQuest will be made by the first day of the first month of each quarter or if that falls on a weekend or holiday; then the preceding business day.

Table 1 Proposed Budget Schedule of Estimated Funding Required for Commercialization

YEAR	VAD BUDGET	VAD STATUS	TAH BUDGET	TAH STATUS	COMBINED BUDGETS	CUMULATIVE BUDGETS
1997	400,000	R&D	0		$400,000	$400,000
1998	$3,290,144	R&D	0		$3,290,144	$3,690,144
1999	$4,412,229	R&D	$591,559	R&D	$5,003,788	$8,693,932
2000	$5,859,605	R&D	$1,460,042	R&D	$7,319,647	$16,013,579
2001	$5,510,998	IDE	$3,180,287	R&D	$8,691,265	$24,704,844
2002	$6,352,544	IDE	$3,349,120	IDE	$9,701,664	$34,406,508
2003	$6,921,721	PMA	$3,572,982	IDE	$10,494,703	$44,901,211
2004	$7,508,744	PMA	$3,563,306	PMA	$11,072,050	$55,973,261
TOTAL	$40,255,985		$15,717,276		$55,973,261	$55,973,261

R&D means research and development
IDE means Investigational Device Exemption for limited clinical trials as permitted by the FDA
PMA means the Premarket Approval for nationwide sales for clinical use as granted by the FDA

4.             Consideration to MedQuest

4.1           In consideration for the license granted to Licensee pursuant to Section 2 of this Agreement:

(a) Following the signing of this agreement, Licensee shall review MedQuest’s Research Contract within 15 days of receipt of said Research Contract. The

Research Contract will cover the next 15 month period (October 1, 1998 through December 31, 1999) or that period following approval of the Research Contract through December 31, 1999, whichever is less). The Research Contract will include information and milestones for establishing performance criteria.

(b) Licensee intends to provide MedQuest with the funding it receives for the purpose to complete the research, development and commercialization of the Licensed Technology, in accordance with the terms of this Agreement and the Research Contract.

(c) Licensee will grant an exclusive, worldwide right and sublicense to use, research, develop, and exploit the Licensed Technology in the Field, in the Exclusive Sublicense Agreement attached in Exhibit A.

(d) MedQuest will be granted a one unit interest in the LLC.

5.             Representations and Warranties of MedQuest

5.1           MedQuest represents and warrants that it has obtained and/or will obtain all necessary assignments, licenses and rights associated with the designated patent applications included within the definition of Patent Rights herein, from the various inventors and Universities holding rights thereto to carryout the purposes of this Agreement and of the Operating Agreement entered into by the parties, with the agreement that such inventors and rights holders will cooperate in MedQuest’s acquisition and enforcement of the intellectual property rights related thereto. MedQuest will assign interest in the Patent Rights and Licensed Technology to the Licensee prior to entering into the Research Contract.

5.2           MedQuest warrants that it owns, has control, and authority to grant Licensed Technology and Patent Rights set forth in Sections 1.1 and 1.2 respectively.

5.3           MedQuest warrants that it will diligently proceed to protect all Patent Rights and Licensed Technology Rights throughout the world.

5.4           Licensee hereby represents to MedQuest and MedQuest hereby represents and warrants to Licensee as follows:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation;

(b) it has the power and authority to own, lease, and operate its assets and to carry on its activities as it is now being conducted and has the full power and authority to enter into this Agreement and to performing its obligations hereunder;

(c) the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly and validly authorized and approved by all requisite action, and no other acts or proceedings on its part are necessary to authorize the execution, delivery, and performance by it of this Agreement or the transactions contemplated hereby;

(d) this Agreement constitutes its legal, valid, and binding obligation and is enforceable against it in accordance with its terms, except to the extent that - enforcement may be limited by general principles of equity, regardless of whether considered-in a proceeding at law or in equity;

(e) no consent, approval, nondisapproval, authorization, ruling, order of, notice to, or registration with any governmental authority or any person, partnership, corporation, firm, trust, or other entity is required on its part in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby; and

(f) the delivery and performance of this Agreement by it are not restricted by or in violation of any applicable law to which it is subject or by any agreement, commitment, order, ruling, or proceeding to which it is a party or to which it or any of its assets are subject.

5.5           MedQuest hereby represents and warrants to Licensee as follows:

(a) MedQuest knows of no third-party rights in or claims to the Licensed Technology or the Patent Rights, other than the University of Utah and the University of Virginia, nor is MedQuest aware of any challenge to the validity of its rights to the Licensed Technology or the Patent Rights;

(b) MedQuest has executed no other Agreement in conflict with this Agreement;

(c) MedQuest is not aware of any challenge to its co-ownership of the Patent Rights or any right in the Licensed Technology;

(d) the execution and performance of this Agreement and the license contained herein will not violate, conflict with, or result in any breach of any of the provisions of, or constitute a default under, any other agreement, instrument, document, or other obligation to which MedQuest is a party, or by which it is bound, or any decree, law, judgment, order, statute, rule or regulation applicable to MedQuest;

(e) MedQuest is not aware of any third party claims, asserted or threatened, that the development of products utilizing the Licensed Technology will infringe upon the rights of said third party; and

(f) To the best of MedQuest’s knowledge, the Licensed Technology and Patent Rights are not publicly or generally known or available and have been, and will continue to be maintained and safeguarded as trade secrets until, in the case of Patent Rights or trademarks applied for at, issued by, or published by, the U.S. Patent and Trademark Office or a foreign patent or trademark office.

5.6           MedQuest shall indemnify and hold Licensee harmless, against any claim that the issued Patent Rights infringe a valid patent or in the event of a misrepresentation made in Section 5.5, above.

The Parties agree that any breach of any of the representations and warranties set forth in any of Section 5.1 to 5.6 shall be considered a material breach of this Agreement.

6.             Patents and Infringement

6.1           Included within the Research Contract will be the details of the costs and expenses related to the filing, prosecution and maintenance of United Slates and foreign patent applications with respect to the Licensed Technology and such responsibility to pay for these costs will not be transferred to MedQuest hereunder. MedQuest reserves the right to complete such protection mechanisms for the Licensed Technology as it may determine to be appropriate to protect the intellectual property rights of the Licensed Technology.

6.2           If it is believed in good faith that the Patent Rights or other intellectual property rights relating to the Licensed Technology are being infringed by a third party, the party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. Licensee shall have the right, but not the obligation, to institute and prosecute at its own expense any such infringement of the Patent Rights or other intellectual property tights. If Licensee fails to bring such action or proceedings within a period of three (3) months, after receiving written notice or otherwise having knowledge of such infringement, then MedQuest shall have the right, but not the obligation, to institute and prosecute at its own expense any such infringement of the Patent Rights or other intellectual property rights. Recovery of damages and costs in such suit shall be apportioned as follows: The party bringing the suit shall first recover an amount equal to two (2) times the cost and expense incurred by such party directly related to the prosecution of such action and the remainder shall be divided equally between MedQuest and Licensee.

7              Termination

7.1           Unless earlier terminated as provided herein, with respect to the Patent Rights, this License Agreement shall extend for the life of the last to expire patent issued on the Patent Rights and shall then expire automatically. With respect to the Licensed Technology other than the Patent Rights, this Agreement shall continue in full force and effect for a period of twenty (20) years from the date of this Agreement. Not withstanding this clause, the royalty payments associated with the Exclusive Sublicense Agreement will continue as long as products incorporating the Licensed Technology are being commercialized.

7.2           In the event of the default or failure by either party to perform any of the terms, covenants or provisions of this License Agreement, the non-performing party shall have sixty (60) days after the giving of written notice by the other party of such default within which to correct such default. If such default is not corrected within the said 60- day period after notice, the performing party shall have the right at its option to cancel and terminate this Agreement. Either party shall have the right at its option to cancel and terminate this Agreement in the event that the other party shall become involved in insolvency, dissolution, Chapter 7 bankruptcy or receivership proceedings affecting the operation of its business or in the event that the other party shall discontinue its business for any reason. In the event of termination of this License Agreement except pursuant to Paragraph 7.1, all rights licensed herein will be vested in the performing party.

7.3           This Agreement shall automatically terminate in the event of a liquidation or winding up of Licensee.

8.             Assignability

This Agreement shall be binding upon and inure to the benefit of MedQuest and its assignees and successors in interest and shall be binding upon and inure to the benefit of

Licensee and any successor to its entire business but shall not otherwise be assignable or assigned by either party without prior approval of the other party being first obtained in writing, which approval shall not be unreasonably withheld.

9.             Governing Law

This Agreement shall be construed according to the laws of the State of Utah and any and all disputes hereunder shall be resolved in the appropriate state or federal courts sitting in the State of Utah. The parties hereto agree to the jurisdiction of, and to venue in, such courts.

10.           Additional Provisions

10.1         The parties hereto agree that neither will use the names of the other on any logo type or symbol associated with any publication, research, promotion, marketing sale or advertisement in connection with the Licensed Technology without the prior written consent of the other.

10.2         The parties agree that the Licensed Technology to which this Agreement relates is confidential and each party agrees to use reasonable efforts to maintain the confidentiality of non-public information and to maintain the subject technology in confidence and to use the same only in accordance with this Agreement. Such obligations of confidentiality shall not apply to information which either party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of such party; (iii) was known to such party prior to disclosure thereof by the other party; or (iv) was lawfully disclosed without obligation of confidence by a third party which was under no obligation of confidence.

The foregoing obligations of confidentiality shall survive termination of this Agreement.

10.3         Licensee and its personnel shall have the right to publish and present data and findings related to the research and development with respect to any Licensed Technology that are not deemed trade secret, confidential, proprietary information and/or Know-How, whether or not patentable subject to the approval of the Board of Managers.

10.4         Neither party to this Agreement shall be deemed to be the agent or fiduciary of the other. Each party shall notify the other of any claim, lawsuit or other proceeding relating to the Licensed Technology. MedQuest shall indemnify and hold harmless Licensee and each of its employees, officers, trustees and agents (the indemnified parties), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against the indemnified parties by third parties related directly or indirectly to or arising out of the Licensed Technology.

10.5         The failure of either party to enforce at any time any of the provisions of this Agreement or any rights in respect hereto or to exercise any election herein provided shall in no way be considered to be a waiver of such provisions, rights or elections or in any way to affect the validity of this Agreement.

10.6         If any provision of this Agreement is judicially or in an arbitration proceeding determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

10.7         No liability herein shall result to a party by reason of delay in performance caused by force majeure, i.e., circumstances beyond the reasonable control of that party, including without limitation, acts of God, fire, flood, war, civil unrest or labor unrest.

10.8         The terms and conditions hereof and in the Licensee Operating Agreement and the Exclusive Sublicense Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

This Exclusive License Agreement shall be effective as of the date and year first written above.

LICENSEE
By:	Johan Crawford
Name: Johan Crawford
Title: President of Chairman of
Board

MEDQUEST PRODUCTS, INC.

By:	Pratap Khanwilkar
Name: Pratap Khanwilkar
Title: President

EXCLUSIVE SUBLICENSE AGREEMENT

Between

Heart Lung Institute as Sublicensor and MedQuest as Sublicensee

This Exclusive Sublicense Agreement (the Agreement) is made and entered into this               day of October, 1998, by and between the Heart Lung Institute, LLC (HLI) having a principal place of business at 8th Avenue and C Street, Salt Lake City, Utah 84143 and between MedQuest Products, Inc. (hereinafter “Sublicensee’), having a principal place of business at 825 North 300 Suite #107, Salt Lake City, Utah 84103.

Recitals

A.            HLI is the Licensee of certain Licensed Technology, as defined below, pursuant to the terms of the Exclusive License Agreement(Maser License Agreement) entered into between MedQuest and HLI concurrently with the execution of this Agreement;

B.            HLI is willing to grant to Sublicensee an exclusive, worldwide right and license, in the nature of a sublicense, of rights granted to HLI pursuant to the terms of the Master License, to utilize the Licensed Tecimology subject to the terms and conditions of this Agreement; and

C.            Sublicensee desires to obtain such sublicense to use the Licensed Technology upon such term and conditions.

NOW THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby expressly agree as follows:

Agreement Terms

1.             Definitions

1.1           The term “Licensed Technology” shall mean all technology, technical data, trade secrets, inventions (whether patentable or not), designs, devices, models, know-how and other confidential and proprietary information relating to magnetically suspended ventricular assist device (VADs) and the artificial heart (TAH), including all rights arising under patent, copyright, trademark, trade secret, and contract laws relating thereto during the term of this Agreement.

1.2           The term “Patent Rights” shall mean any rights in applications for United States patents applications for foreign patents, any patents granted on United States or foreign applications, and any continuations, continuations-in-part, divisions, or reissues relating to the Licensed Technology, including patent application number 08/850,156 entitled “Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method” and patent application number 08/850,598 entitled “Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method”, and enhancements thereof which specifically relate to magnetically suspended impellers.

1.3           The term “Field” shall mean the use of magnetically suspended impeller VADs and TAH technologies directed toward treatment of heart disease.

1.4           The term “Net Sales” shall mean the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third panics to Sublicensee or its affiliates for the purchase of Licensed Technology by sale or other mode of transfer, less all trade, quantity and cash discounts actually allowed, R&D sales, credits and allowances actually granted on account or rejections, returns or billing errors, duties, transportation and insurance, taxes and other governmental charges actually paid. The term “Net Sales” in the case of non-cash sales, shall mean all equivalent consideration received by Sublicensee for Licensed Technology.

1.5           The term “Sublicensing Revenue” shall mean the sublicensing fees, royalties and other payments and the cash equivalent or other consideration paid to Sublicensee by sublicenses arising out of the sublicensing of the right to make, have made, use or sell Licensed Technology in the field.

1.6           The term “Affiliates” shall mean any corporation, partnership, joint venture or other entity of which the common stock or equity ownership thereof is 10 percent or more owned by Sublicensee.

1.7 The tem “Exclusive License Agreement” or “Master License” shall mean the agreement that transfers the technologies from MedQuest to the HLI in exchange for HLI Units.

1.8           The term “Research Contract” shall mean the annual approved agreement between the HLI and MedQuest for the funding of the research, development, and commercialization of the products incorporating Licensed Technology.

2.             Grant of Licenses

HLI hereby grants to Sublicensee, and Sublicensee accepts from the HLI, upon the terms and conditions, set forth in this agreement, an exclusive right and license with the right to sublicense, make, use, sell, offer to sell, import, and export the Licensed Technology and Patent Rights to further research, development and commercialization of the Licensed Technology and the Patent Rights which may include product development, management, marketing and sales activities, (research, development and commercialization) of the Licensed Technology and Patent Rights in the Field with the right, upon majority approval of the HLI Board of Managers, to sublicense, throughout the United States and the world subject to the conditions described in the HLI, LLC Operating Agreement Section 10.3. Sublicensee is not assuming by means of this Agreement, and HLI shall remain obligated to perform its obligations to Sublicensee arising under Sections 3, 4, 6 and in the Master License Agreement.

3              Sublicence Obligation

3.1           A proposed Research Contract will be submitted by MedQuest to the HL by June 1st of each year that it is applicable and the HLI will review for approval said Research Contract by June 15th of that year to allow for disbursement of funds to begin by January 1st of the next calendar year. For the year 1998, the Research Contract for the next fifteen month period will be submitted by MedQuest to HLI by October 22, 1998 for review. Upon HLI’s approval of Research Contract, HLI will allow for the disbursement of funds for the fourth quarter (4th) by November 5, 1998.

3.2           Sublicensee is obligated to complete the research, development, and commercialization of the Licensed Technology in the field and to make, have made, use, sell, lease or otherwise market or dispose of Licensed Technology in the Field within a reasonable period of time. The license granted hereby represents a sublicense of HLI’s entire rights and interests arising under the Master License Agreement with respect to the Licensed Technology and HLI retains no rights to exploit the Licensed Technology except as specifically provided for herein.

4.             Consideration to HLI

4.1           In consideration of the license granted herein, and as long as products incorporating Licensed Technology are commercialized by Sublicensee or its assignee, Sublicensee agrees to pay a quarterly royalty payment, in an amount as determined as set forth below, based on the amount of Funding (as defined in the Master License - Agreement) provided by HLI to Sublicensee, as of the commencement of the calendar quarter, to conduct the research, development and commercialization of Licensed Technology. If the full three million dollars committed by IHC is not contributed to the Licensee, then the first step royalty amount will be adjusted proportionally to the amount actually transferred. The royalty shall be equal to a percentage of the Net Sales actually received by Sublicensee during each calendar quarter during the term of this Agreement as follows:

Table 1: Royalty Obligation Per Funding Provided

Amount of $ paid by HLI to Sublicensee for R&D and commercialization	Percent Royalty (%)
$ 3,000,000	2.10
$ 3,000,001-$16,000,000	3.15
$ 16,000,001-$26,000,000	4.20
$ 26,000,001-$36,000,000	6.30
$ 36,000,001-$46,000,000	8.40
$ 46,000,001-$56,000,000	10.50

4.2           Sublicensee will submit quarterly reports to the HL by the 20th of the month commencing after the end of each quarter during the term of this Agreement, with such report reflecting the Net Sales amount received by Sublicensee during such calendar quarter.

5.             Representations of HLI

5.1           Sublicensee hereby represents to Licensee and Licensee hereby represents to Sublicensee:

(a) it is a corporation (or, in the case of Licensee, shall take steps to become) duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation;

(b) it has the power and authority to own, lease, and operate its assets and to carry on its activities as it is now being conducted and has the full power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly and validly authorized and approved by all requisite action, and no other acts or proceedings on its part are necessary to authorize the execution, delivery, and performance by it of this Agreement or the transactions contemplated hereby;

(d) this Agreement constitutes its legal, valid, and binding obligation and is enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by general principles of equity, regardless of whether considered in a proceeding at law or in equity;

(e) no consent, approval, nondisapproval, authorization, ruling, order of, notice to, or registration with any governmental authority or any person, partnership, corporation, firm, trust, or other entity is required on its part in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby; and

(f) the delivery and performance of this Agreement by it are not restricted by or in violation of any applicable law to which it is subject or by any agreement, commitment, order, ruling, or proceeding to which it is a party or to which it or any of its assets are subject.

6.             Details of Payments

The royalty obligations described in Section 4 of this Agreement will be administered in the following manner.

6.1           Royalty payments will be due and payable within sixty (60) days from the calendar quarter to which they relate. The payment will be delivered or mailed to the office of the HL to the address noted in Exhibit F of the “Operating Agreement”.

6.2           Royalty payments shall be paid in United States dollars consistent with the laws and regulations controlling in the United States and/or any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (NA.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

6.3           If the royalty payments set forth in this Agreement and amounts due under this Agreement are not paid when due, then such overdue amounts will accrue interest commencing thirty (30) days after the due date, and continuing until payment is made, at a per annum rate of two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date.

7.             Patents and Infringement

7.1           Included within the Research Contract referred to in the Master License will be the details of the costs and expenses related to the filing, prosecution and maintenance of United States and foreign patent applications with respect to the Licensed

Technology and such responsibility to pay for these costs will not be transferred to Sublicensee hereunder. Sublicensee reserves the right to complete such protection mechanisms for the Licensed Technology as it may determine to be appropriate to protect the intellectual property rights of the Licensed Technology.

7.2           If it is believed in good faith that the Patent Rights or other intellectual property rights relating to the Licensed Technology are being infringed by a third party, the party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. Licensee shall have the right, but not the obligation, to institute and prosecute at its own expense any such infringement of the Patent Rights or other intellectual property rights. If Licensee fails to bring such action or proceedings within a period of three (3) months, after receiving written notice or otherwise having knowledge of such infringement, then Sublicensee shall have the right, but not the obligation, to institute and prosecute at its own expense any such infringement of the Patent Rights or other intellectual property rights. Recovery of damages and costs in such suit shall be apportioned as follows: The party bringing the suit shall first recover an amount equal to two (2) times the cost and expense incurred by such party directly related to the prosecution of such action and the remainder shall be divided equally between MedQuest and HLI.

8.             Termination

8.1           Unless earlier terminated as provided herein, with respect to the Patent Rights, this Sublicense Agreement shall extend for the life of the last to expire patent issued on the Patent Rights and shall then expire automatically. With respect to the Licensed Technology other than the Patent Rights this Agreement shall continue in full force and effect for a period of twenty (20) years from the date of this Agreement. Notwithstanding this clause, the royalty payments associated with the Exclusive Sublicense Agreement will continue as long as products incorporating Licensed Technology are being commercialized.

8.2           In the event of the default or failure by either party to perform any of the terms, covenants or provisions of this License Agreement, the non-performing patty shall have sixty (60) days after the giving of written notice by the other party of such default within which to correct such default. If such default is not corrected within the said 60- day period after notice, the performing party shall have the right at its option to cancel and terminate this License Agreement in the event that the other party shall become involved in insolvency, dissolution, Chapter 7 bankruptcy or receivership proceedings affecting the operation of its business or in the event that the other party shall discontinue its business for any reason. In the event of termination of this License Agreement except pursuant to paragraph 7.1, all rights licensed herein will be vested in the performing party.

8.3           This Agreement shall automatically terminate in the event of a liquidation or winding up of Sublicensee.

9.             Assignability

This Sublicense Agreement shall be binding upon and inure to the benefit of HLI, L.L.C. and its assignees and successors in interest and shall be binding upon and inure to the benefit of Sublicensee and any successor to its entire business but shall not otherwise be assignable or assigned by either party without prior approval of the other party being first obtained in writing, which approval shall not be unreasonably withheld.

10.           Governing Law

This Agreement shall be construed according to the laws of the State of Utah and any and all disputes hereunder shall be resolved in the appropriate state or federal courts sitting in the State of Utah. The parties hereto agree to the jurisdiction of, and to venue in, such courts.

11.           Additional Provisions

11.1         The parties hereto agree that neither will use the names of the other on any logo type or symbol associated with any publication, research, promotion, marketing sale or advertisement in connection with the Licensed Technology without the prior written consent of the other.

11.2         The parties agree that the Licensed Technology to which this Agreement relates is confidential and each party agrees to use reasonable efforts to maintain the confidentiality of non-public information and to maintain the subject technology i confidence and to use the same only in accordance with this Agreement. Such obligations of confidentiality shall not apply to information which either party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of such party; (iii) was known to such party prior to disclosure thereof by the other party; or (iv) was lawfully disclosed without obligation of confidence by a third party which was under no obligation of confidence. The foregoing obligations of confidentiality shall survive termination of this Agreement.

11.3         Sublicensee and its personnel shall have the right to publish and present data and findings related to the research and development with respect to any Licensed Technology that are not deemed trade secret, confidential, proprietary information and/or Know-How, whether or not patentable.

11.4         Neither party to this Agreement shall be deemed to be the agent or fiduciary of the other. Each party shall notify the other of any claim, lawsuit or other proceeding relating to the Licensed Technology. Sublicensee shall indemnify and hold harmless HLI and each of its employees, officers, trustees and agents (the indemnified parties), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against the indemnified parties by third parties related directly or indirectly to or arising out of the securing of the funds to complete the research, development and commercialization as described herein or any other embodiment of the subject technology by Sublicensee even though such claims, causes of action, lawsuits or other proceedings and the costs (including attorneys fees) related thereto in whole or in part from the conducts of any of the indemnified parties.

11.5         The failure of either party to enforce at any time any of the provisions of this License Agreement or any rights in respect thereto or to exercise any election herein provided shall in no way be considered to be a waiver of such provisions, rights or elections or in any way to affect the validity of this License Agreement.

11.6         If any provision of this Exclusive Sublicense Agreement is judicially or in an arbitration proceeding determined to be void or unenforceable, such provision shall be deemed to be severable from the other provisions of this License Agreement which shall remain in full force and effect. Either party may request that a provision otherwise void or unenforceable be reformed so as to be valid and enforceable to the maximum extent permitted by law.

11.7         No liability herein shall result to a party by reason of delay in performance caused by force majeure, i.e., circumstances beyond the reasonable control of that party, including without limitation, acts of God, fire, flood, war, civil unrest or labor unrest.

11.8         The terms and conditions hereof and as referenced to the HLI “Operating Agreement” and the “Exclusive License Agreement” between MedQuest and the HLI constitute the entire agreement between the parties and shall supersede all previous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof No agreement or understanding bearing on this Agreement shall be binding upon either party hereto unless it shall be n writing and signed by the duly authorized officer or representative of each of the parties and shall expressly refer to this Agreement.

This Exclusive Sublicense Agreement shall be effective as of the date and year first written above.

HLI
By:	Johan Crawford
Name: Johan Crawford
Title: President of Chairman of
Board

MEDQUEST PRODUCTS, INC.

By:	Pratap Khanwilkar
Name: Pratap Khanwilkar
Title: President

Exhibit B

“Excluded Activities” mean those business activities and opportunities of each Member that are not subject to the restrictions of the noncompetition provision set forth in Section 2.6 hereof as pertaining to Foundation.

Exhibit C

“Excluded Activities” mean those business activities and opportunities of each Member that are not subject to the restrictions of the noncompetition provision set forth in Section 2.6 hereof as pertaining to MedQuest Products, Inc.

A.            All other products, services and technologies currently or that may be included in the future in MedQuest Products Inc. excluding the Included Activities in Article 1.

(i) Coating technology for example as disclosed in U.S. patent application number 08/846,268 entitled “Electrosurgical Knife with Nonstick Coating” and PCT application number PCT/US97/09506 with the same title and U.S. patent application number 09/071,371 entitled “Method and Apparatus For Providing a Conductive Amorphous Non-Stick Coating” and any continuations, continuations-in-part, divisions, or reissues relating to the above listed patents are not included in the term Licensed Technology. However, if patent rights relating to this patent are incorporated into any product incorporating the Licensed Technology in the Field, MedQuest shall license such rights in the said patent to the Company as set forth in Exhibit F, attached hereto and by this reference made a part hereof.

B.            Any products or services that MQP has contracted with NIH, MicroMed Technologies Inc., Apex Medical, and other customers in the future that may be in the medical products field.

C.            Ventricular Assist devices and/or total artificial heart that specifically do not use Magnetically suspended impellers.

Exhibit D

Prior to August 1, 1998, the Foundation has made monetary contributions in the amount of $942,053, or which $830,153 has been paid to MedQuest and $111,900 has been paid directly to the University of Virginia gift account. It is the intent of the Foundation to contribute up to an additional $2,051,947 to the Company. It is intended that a portion of the funding will be allocated to the Utah Artificial Heart Program under a separate agreement subject to approval by the Board of Managers. The Foundation also agrees to use reasonable efforts to raise additional funds to contribute to the Company. MedQuest is not obligated to accept any contributions, it is intended that any such additional contributions shall be made according to the Proposed Budget Estimate shown in Exhibit D, Table 1. The Foundation shall have the right, but not the obligation, to contribute additional amounts to the Company but only with the consent of all of the Board of Managers.

Table I Proposed Schedule of Estimated Funding Required for Commercialization

YEAR	VAD BUDGET	VAD STATUS	TAH BUDGET	TAH STATUS	COMBINED BUDGETS	CUMULATIVE BUDGETS
1997	400,000	R&D	0		$400,000	$400,000
1998	$3,290,144	R&D	0		$3,290,144	$3,690,144
1999	$4,412,229	R&D	$591,559	R&D	$5,003,788	$8,693,932
2000	$5,859,605	R&D	$1,460,042	R&D	$7,319,647	$16,013,579
2001	$5,510,998	IDE	$3,180,287	R&D	$8,691,265	$24,704,844
2002	$6,352,544	IDE	$3,349,120	IDE	$9,701,664	$34,406,508
2003	$6,921,721	PMA	$3,572,982	IDE	$10,494,703	$44,901,211
2004	$7,508,744	PMA	$3,563,306	PMA	$11,072,050	$55,973,261
TOTAL	$40,255,985		$15,717,276		$55,973,261	$55,973,261

R&D means research and development
IDE means Investigational Device Exemption for limited clinical trials as permitted by the FDA
PMA means the Premarket Approval for nationwide sales for clinical use as granted by the FDA

Exhibit E
Member Addresses

MedQuest Products, Inc.
825 North 300 West Suite 107
Salt Lake City. UT 84103

The Heart & Lung Research Foundation
LDS Hospital
8 Ave & C Street
Salt Lake City, UT 84143